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                                                                Exhibit (e)(11)

                               AMENDMENT NO. 1 TO
                     STOCKHOLDER PROTECTION RIGHTS AGREEMENT


         THIS AMENDMENT No. 1 (the "Amendment"), dated as of November 29, 2000, is between LANIER WORLDWIDE, INC., a Georgia corporation (the "Company"), and CHASEMELLON SHAREHOLDER SERVICES, L.L.C., a New Jersey limited liability company, as Rights Agent (the "Rights Agent").


                                    RECITALS

         A. The Company and the Rights Agent are parties to a Stockholder Protection Rights Agreement, dated as of November 5, 1999 (the "Rights Agreement").

         B. Ricoh Company, Ltd., a Japanese corporation ("Ricoh"), and the Company propose to enter into an Agreement and Plan of Merger, as amended from time to time in accordance with its terms (the "Merger Agreement"), dated as of November 29, 2000 pursuant to which LW Acquisition Corp., a Delaware corporation and indirect subsidiary of Ricoh, will commence a tender offer (the "Tender Offer") for the issued and outstanding shares of common stock, par value $0.01, of the Company, including the associated rights to purchase shares of Company Participating Preferred Stock, $.01 par value per share, and, upon completion of the Tender Offer, will be merged with and into the Company (the "Merger").

         C. Pursuant to Section 5.4 of the Rights Agreement, the Board of Directors of the Company has determined that an amendment to the Rights Agreement as set forth herein is necessary and desirable to reflect the foregoing and certain other matters, and the Company and the Rights Agent desire to evidence such amendment in writing.

         Accordingly, the parties agree as follows:

         1. AMENDMENT OF DEFINITION OF "ACQUIRING PERSON" IN SECTION 1.1. The definition of "Acquiring Person" in Section 1.1 of the Rights Agreement is amended by inserting the following at the end thereof:

         "Notwithstanding anything in this Agreement to the contrary, neither Ricoh Company, Ltd., a Japanese corporation ("Ricoh"), nor any Affiliate or Associate of Ricoh shall be deemed to be an Acquiring Person by virtue of the execution and delivery of the Agreement and Plan of Merger, to be entered into as of November 29, 2000, between the Company, LW Acquisition Corp., a Delaware corporation and indirect subsidiary of Ricoh, and Ricoh, as it may be amended or supplemented from time to time in accordance with its terms (the "Merger Agreement"), or by virtue of any of the transactions contemplated by the Merger Agreement."


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         2. AMENDMENT OF DEFINITION OF "FLIP-IN DATE" IN SECTION 1.1. The
definition of "Flip-In Date" in Section 1.1 of the Rights Agreement is amended by adding the following sentence at the end thereof:

         "Notwithstanding the foregoing or anything in this Rights Agreement to the contrary, a Flip-In Date shall not be deemed to have occurred by virtue of the Merger Agreement or by virtue of any of the transactions contemplated by the execution and delivery of the Merger Agreement."

         3. AMENDMENT OF DEFINITION OF "SEPARATION TIME" IN SECTION 1.1. The definition of "Separation Time" in Section 1.1 of the Rights Agreement is amended by adding the following sentence at the end thereof:

         "Notwithstanding the foregoing or anything in this Rights Agreement to the contrary, the Separation Time shall not be deemed to have occurred by virtue of the execution and delivery of the Merger Agreement or by virtue of any of the transactions contemplated by the Merger Agreement."

         4. AMENDMENT OF DEFINITION OF "STOCK ACQUISITION DATE" IN SECTION 1.1. The definition of "Stock Acquisition Date" in Section 1.1 of the Rights Agreement is amended by adding the following sentence at the end thereof:

         "Notwithstanding the foregoing or anything in this Rights Agreement to the contrary, the Stock Acquisition Date shall not be deemed to have occurred by virtue of the execution and delivery of the Merger Agreement or by virtue of any of the transactions contemplated by the Merger Agreement."

         5. AMENDMENT OF SUBPARAGRAPH (a) OF SECTION 3.1. Subparagraph (a) of
Section 3.1 of the Rights Agreement is amended by adding the following sentence at the end thereof:

         "Notwithstanding the foregoing or anything in this Rights Agreement to the contrary, this Subparagraph (a) of Section 3.1 shall not apply to the Merger or as a result of the execution and delivery of the Merger Agreement or the transactions contemplated thereby."

         6. AMENDMENT OF SUBPARAGRAPH (a) OF SECTION 3.2. Subparagraph (a) of
Section 3.2 of the Rights Agreement is hereby amended by inserting the following sentence at the end thereof:

         "Notwithstanding the foregoing, this Subparagraph (a) of Section 3.2 shall not apply to the Merger or as a result of the execution and delivery of the Merger Agreement or the transactions contemplated thereby."

         7. EFFECTIVENESS. This Amendment shall be deemed effective as of November 29, 2000, immediately prior to the execution and delivery of the Merger Agreement. Except as


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amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

         8. MISCELLANEOUS. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any term, provision, covenant, or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants, and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired, or invalidated.

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


         IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 to the Rights Agreement effective as of the day and year first above written.



Attest:                                    LANIER WORLDWIDE, INC.,
                                           a Georgia corporation

/s/ J. Michael Kelly                       /s/ Wesley E. Cantrell
-------------------------                  -------------------------
Name: J. Michael Kelly                     Name: Wesley E. Cantrell
Title: Vice President,                     Title: Chairman and
       General Counsel and                        Chief Executive Officer
       Secretary


Attest:                                    CHASEMELLON SHAREHOLDER
                                           SERVICES, L.L.C.,
                                           as Rights Agent

/s/ John W. Comer, Jr.                     /s/ Donald P. Messmer
-------------------------                  -------------------------
Name: John W. Comer, Jr.                   Name: Donald P. Messmer
Title: Assistant Vice President            Title: Assistant Vice President



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